                       [FIRST BANCTRUST CORPORATION LOGO]


                                                                    EXHIBIT 99.1

For Further Information:
Terry J. Howard
President and Chief Executive Officer
(217) 465-0260

FEBRUARY 22, 2007

           FIRST BANCTRUST CORPORATION REPORTS FOURTH QUARTER RESULTS
                                       AND
                    DECLARES REGULAR QUARTERLY CASH DIVIDEND

                   - QUARTERLY EARNINGS IMPROVE OVER LAST YEAR
                   - SECOND LOCATION OPENS IN RANTOUL, ILLINOIS
                   - LOANS INCREASE 18% FOR THE YEAR

PARIS, ILLINOIS, FEBRUARY 22, 2007 -- First BancTrust Corporation (NASDAQ: FBTC) today reported net income for the fourth quarter of 2006 of $336,000, or 14 cents per diluted share. This compares with net income of $283,000, or 12 cents per diluted share in the fourth quarter a year ago. For the fiscal year ended December 31, 2006, the Company posted net income of $1.1 million, or 48 cents per diluted share, compared with net income of $1.2 million, or 52 cents per diluted share a year earlier.

"The challenges we encountered during 2005 continued throughout the year 2006. The yield curve changed very little continuing the pressure on our interest margin. Regulatory burden did not lessen, and we continued our efforts to assure full compliance with Sarbanes Oxley 404, as well as the resultant enhanced investor reporting and auditing requirements. However, we were able to take advantage of opportunities during the year -- opening two new locations to enhance our presence in our market area and completing the consolidation of our headquarters and main office into one efficient structure that is very convenient for our customers. We were also able to continue enhancing our balance sheet structure with an increase in our loan portfolio of $28.5 million to $185.4 million," said Terry J. Howard, First BancTrust president and chief executive officer. "The acquisition of the second location in Rantoul not only increased the number of households served in Champaign County, but also resulted in an increase in core deposit balances which will help us reduce wholesale funding levels in the near term. Continued growth in our core deposit balances should also help us improve our interest margin in 2007."

Howard said First BancTrust continued its efforts throughout the year to make day-to-day operations as efficient as possible. He stated, "The improvements reported in the fourth quarter of 2006 are not only the result of the continuing growth in our loan portfolio which generates higher levels of interest income, but also our efforts to improve operating efficiency. Operating expenses for the quarter just ended were only slightly higher than for the same period last year even though we have added two more locations and invested an additional $4.6 million in premises and equipment. It appears that we have effectively improved our operating efficiency while enhancing our customer service."

Total assets increased by $37.0 million or 13.5 percent to $310.9 million as of December 31, 2006 from $273.9 million as of December 31, 2005. This growth was funded primarily through increases in deposit balances of $48.6 million a portion of which was used to repay other debt of $12.9 million.

NET INTEREST INCOME

Since the yield curve remained relatively flat during 2006, the increase in net interest income was primarily the result of the increase in interest earning assets of nearly $18.0 million. An increase of $16.4 million cash and cash equivalents from $12.4 million in 2005 to $28.8 million in 2006 occurred primarily in the fourth quarter. These funds will be used to retire a large block of certificates of deposit maturing in early 2007. Interest income grew by $3.3 million from $13.0 million in the prior year to $16.3 million in 2006. However, interest expense increased by $3.1 million rising to $8.4 million from $5.3 million in 2005. Continuing relatively high interest rates on certificates of deposit, which accounted for most of the growth in deposits, accounted for the majority of the increase in interest expense.

NONINTEREST INCOME

Noninterest income increased slightly in 2006 by 3.7 percent to $3.5 million from $3.3 million in the previous year. The increase was primarily the result of higher income for customer service fees and other charges partially offset by smaller gains on loans sold into the secondary market, accompanied by reduced servicing income from all loans sold, but serviced in the secondary market.

NONINTEREST EXPENSE

Noninterest expense rose to $9.8 million in 2006, an increase of 9.5 percent from $8.9 million in the previous year. This increase was due to increased personnel, occupancy, equipment, and data processing expense associated with operating six locations during most of the year.

OUTLOOK

"The differential between long-term interest rates and short-term interest rates did not normalize during 2006 as we had expected. However, we were able to improve our profitability during this time by continuing to grow our loan portfolio while improving the quality of our loans in general. Management initiated operating expense reductions in 2006 that will be even more beneficial over the coming years. In addition, our marketing efforts will concentrate this year on increasing core deposits enabling a reduction on our dependence on higher cost sources of funding," Howard noted.

"We will continue to emphasize the advantages of dealing with a community bank to our customers. During the upcoming year we should improve our operating efficiency as we generate more income from fees paid for services rendered and continue our efforts to reduce operating expenses. By improving the marketing of our product lines and services we should be able to both reduce interest expense and generate higher levels of fee income," Howard concluded.

QUARTERLY DIVIDEND

Howard also announced that the board of directors had declared a regular quarterly cash dividend of 6 cents per common share, payable March 7, 2007 to stockholders of record at the close of business on February 21, 2007. This marks the 22nd consecutive quarterly dividend the Company has paid.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois.



This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.



                              ... tables follow ...

                          FIRST BANCTRUST CORPORATION
                         Selected Financial Information
                  (in thousands of dollars except share data)



----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                                    DEC. 31,           DEC. 31,
                                                                                                        2006               2005
                                                                                                    ------------       -----------
                                                                                                    (unaudited)
Total Assets                                                                                           $ 310,929         $ 273,865
Cash And Cash Equivalents                                                                                 28,791            12,447
Investment Securities                                                                                     69,295            79,861
FHLB Stock                                                                                                 3,749             6,608
Loans Held For Sale                                                                                          836               642
Loans, Net of Allowance for
   Loans Losses of $2,222 and $2,662                                                                     185,444           156,885
Deposits                                                                                                 242,603           193,975
Federal Home Loan Bank Advances                                                                           32,800            43,200
Stockholders' Equity                                                                                      26,656            26,046

Book Value Per Common Share                                                                              $ 11.50           $ 11.00




----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS                                            3 MONTHS ENDED DECEMBER 31              YEAR ENDED DECEMBER 31
                                                                   2006              2005               2006              2005
                                                               ------------      -----------         -----------      ------------
                                                                (unaudited)      (unaudited)         (unaudited)
                                                               -------------------------------------------------------------------
Interest Income                                                $      4,319      $     3,729         $    16,292      $    12,999
Interest Expense                                                      2,369            1,673               8,385            5,332

  Net Interest Income                                                 1,950            2,056               7,907            7,666

  Provision For Loan Losses                                              67              223                 230              510

  Net Interest Income After Provision For Loan Losses                 1,883            1,833               7,677            7,156
  Noninterest Income                                                    848              838               3,462            3,338
  Noninterest Expense                                                 2,351            2,344               9,784            8,933

  Income Before Income Tax                                              380              327               1,355            1,561
  Income Tax Expense                                                     44               44                 239              313

  Net Income                                                   $        336      $       283         $     1,116      $     1,248


SHARE DATA
  Weighted Avg. Shares Out. - Basic                               2,211,755        2,198,786           2,207,980        2,237,853
  Weighted Avg. Shares Out. - Diluted                             2,304,231        2,334,998           2,313,982        2,377,131

  Basic Earnings Per Share                                     $       0.16      $      0.13         $      0.51      $      0.56
  Diluted Earnings Per Share                                   $       0.14      $      0.12         $      0.48      $      0.52

RATIOS BASED ON NET INCOME
  Return on Average
    Stockholders' Equity                                               5.06%            4.32%               4.26%            4.66%
    Return On Average Assets                                           0.45%            0.44%               0.40%            0.52%